EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of May 13, 2020 (the “Effective Date”) by and between PROS Canada Operations, Ltd. (the “Company”), PROS Holdings, Inc., a Delaware corporation (“PROS Holdings”), and Les Rechan (the “Employee”). The Company and the Employee are sometimes collectively referred to herein as the “Parties” and individually referred to herein as a “Party.”

RECITALS

WHEREAS, the Employee and the Company desire to enter into an employment agreement containing the material terms and conditions set forth herein.

WHEREAS, the Employee is not currently eligible for employment in the United States by PROS, Inc, a wholly owned subsidiary of PROS Holdings, and the Parties intend to pursue a visa for the Employee to allow the Employee to be eligible for employment in the United States.

WHEREAS, the Parties intend that this Agreement memorialize all of the rights, duties and obligations of the Parties with respect to the employment of the Employee with the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is acknowledged, the Parties hereby agree as follows:

1.     Position and Duties. The Employee shall be employed by the Company as Chief Operating Officer and will have such corresponding duties and responsibilities as are intrinsic to the Employee’s position and such other duties and responsibilities on behalf of the Company and its affiliates as may reasonably be designated from time to time by the Chief Executive Officer. In addition, and without further compensation, the Employee shall serve as a director and/or officer of one or more of the Company’s affiliates if so elected or appointed from time to time. The Employee agrees to devote the Employee’s full time, energy and skill to the Employee’s responsibilities and duties to the Company and its affiliates. The Employee agrees to resign as a director and/or officer of the Company and any of its affiliates immediately upon the termination of the Employee’s employment for any reason other than resignation immediately followed by his employment with PROS, Inc. As of the Effective Date, the Employee resides in Ottawa, Canada and will, at the Company’s expense, commute to such other location(s) as the role requires as determined by the Chief Executive Officer.

2.     Term of Agreement; Eligibility to Work in the United States. The term of this Agreement (the “Term”) shall be for a period of time commencing upon a mutually agreed start date, and ending eighteen (18) months thereafter (the “Initial Term”) and will be automatically renewed for additional terms of three (3) years, unless the Company decides, in its sole discretion, not to so extend (each such extension being a “Renewal Term”). Promptly following the Parties receipt of documentation confirming the Employees’ eligibility to work in the United States, Employee shall resign from his employment with the Company pursuant to Section 4(a) hereof, and PROS Holdings shall cause PROS, Inc. to enter into an employment agreement with the Employee in the form attached hereto as Exhibit B).

3.     Compensation. The Employee shall be compensated by the Company for the performance of the Employee’s duties and obligations hereunder as follows:

(a)     Salary. Employee shall be paid a salary of $35,416.66 (USD) per month, converted into Canadian dollars using the published foreign currency exchange rate as of the close of the last business day preceding the Company processing payroll, less applicable withholdings and deductions, in accordance with the Company’s normal payroll procedures, as such salary may be increased from time to time by the Company (the “Salary”).

(b)    Bonus. The Employee shall be eligible to participate in the Company’s employee bonus plans as authorized by the Board of Directors of PROS Holdings (the “Board”), or the Compensation and Leadership Development Committee thereof (the “Compensation Committee”), from time to time (any bonus amounts payable pursuant to such plans being a “Bonus”). For 2020, the Employees Bonus opportunity will be prorated based on the date the Employee commences employment with the Company. Any Bonus shall be less statutory and other authorized deductions and withholdings and payable in accordance with the terms of the bonus plan. In the event the Employee is engaged in fraud or intentional misconduct which significantly contributes to a restatement of financial results that led to the awarding of the Employee’s Bonus(es), the Company may require the Employee to repay any applicable Bonus to the Company, including by way of deduction to the Employee’s compensation. The Employee authorizes and consents to any deduction by the Company from his or her compensation for this purpose.

(c)    Benefits. The Employee shall be eligible, on the same basis as other employees of the Company, to participate in and to receive the benefits of the Company’s employee benefit plans and vacation, holiday and business expense reimbursement policies, each as in effect from time to time. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies and (iii) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan.

(d)    Review. The Compensation Committee will review the Employee’s Salary on a periodic basis consistent with its review of other management generally and may adjust such Salary upward in its sole discretion.

4.     Termination. The Company and the Employee may terminate the Employee’s employment prior to the expiration of the Term, pursuant to the provisions set forth below. Upon the termination (voluntarily or otherwise) of the Employee’s employment with the Company, neither Party shall have any continuing obligations or liabilities with respect to compensation, benefits, or severance except as set forth in this Section 4.

(a)    Voluntary Termination; Termination for Cause. If the Employee’s employment is voluntarily terminated by the Employee other than for Good Reason (a “Voluntary Termination”) or is terminated by the Company for Cause (as defined below), the Employee shall be entitled to no compensation or benefits from the Company other than accrued and unpaid compensation and benefits through the date of termination (“Termination Date”). In the case of Employee’s allegation of Good Reason, (A) Employee shall provide written notice to Company of the event alleged to constitute Good Reason within 60 days of the occurrence of such event, and (B) Company shall have the opportunity to remedy the alleged Good Reason event within 30 days from receipt of notice of such allegation. In order to resign for Good Reason, Employee must effectuate such resignation within 60 days after notifying Company of the event alleged to constitute Good Reason, provided Company has not cured such condition within 30 days from receipt of the notification.

(b)    Termination Without Cause or for Good Reason. In the event the Employee’s employment is terminated (or this Agreement is not renewed for any additional Renewal Term other than due to Employees resignation from his employment with the Company pursuant to Section 4(a) hereof) by the Company without Cause or by the Employee for Good Reason, the Employee shall be entitled to accrued and unpaid compensation and vacation pay up to the Termination Date. In addition, provided the Employee signs, delivers to Company, and does not revoke, within thirty (30) days following the Termination Date, a general release and waiver in a form acceptable to the Company (the general form of which is attached hereto as Exhibit A) (the “Severance Conditions”), the Employee shall receive the following severance package:

(i)     severance equivalent to one-hundred percent (100%) of the Employee’s then current annual Salary, less applicable withholding and deductions, paid in equal installments over a twelve (12) month period on the Company’s regular paydays, with the first such installment payment made on the first payday following the 30th day after the Employee’s Termination Date; and

(ii)     to the extent the Employee participates in any medical, prescription drug, dental, vision and any other “group health plan” of the Company immediately prior to the Employee’s Termination Date, the Company shall pay to the Employee in a lump sum a fully taxable cash payment in an amount equal to twelve (12) times the monthly premium cost to the Employee of continued coverage for the Employee that would be incurred for continuation coverage under such plans, less applicable tax withholding, payable on the first payday following the 30th day after the Employee’s Termination Date. The Employee may, but is not obligated to, use such payment toward the cost of continuation coverage premiums.

(iii)    (A) any unpaid Bonus (including full discretionary components thereof) relating to completed bonus periods preceding the Termination Date (for example, (i) if Employee’s employment is terminated in January, prior to the payment of bonuses related to the preceding fiscal year, Employee shall be entitled to the payment of the Bonus related to such preceding year and (ii) if Employee’s employment is terminated in July, prior to the payment of bonuses related to the preceding fiscal quarters, Employee shall be entitled to the payment of the Bonus related to such preceding quarters), if any (the “Unpaid Bonus”), and (B) the Bonus within the Applicable Bonus Plan that Employee would have received at one hundred percent (100%) of performance targets (including full discretionary components thereof) as if the Employee had continued working for the Company throughout the twelve (12) month period following the Termination Date (the “Forward Bonus”). The Unpaid Bonus shall be payable on the first payday following the 30th day after Employee’s Termination Date, and the Forward Bonus shall be payable in equal installments over a twelve (12) month period on Company’s regular paydays, with the first such installment payment made on the first payday following the 30th day after Employee’s Termination Date; and

(iv)     the acceleration of vesting equity awards (including, without limitation, any awards of stock options, restricted stock, restricted stock units, and/or performance shares or units) issued to the Employee by PROS Holdings with respect to such shares that would have vested prior to the first anniversary of the Termination Date.

(v)    the acceleration of vesting of all performance restricted stock awards issued to the Employee by PROS Holdings scheduled to vest prior to the first anniversary of the Termination Date. For the purposes of determining the number of earned units (if any) following the vesting of performance restricted stock units, the Performance Period (as defined in the performance restricted stock unit award) will be deemed to have ended on the Termination Date.

(c)     Termination without Cause or for Good Reason within the Six Month Period Before or Anytime Following a Change of Control. In the event the Employee’s employment is terminated (or this Agreement is not renewed for any additional Renewal Term) by the Company or its successor without Cause or by the Employee for Good Reason, the Employee shall be entitled to accrued and unpaid compensation through the Termination Date. In addition, provided that such termination of the Employee’s employment occurs within six (6) months prior to, or anytime following, a Change of Control, and provided that the Severance Conditions are met, then in lieu of the severance package available under Section 4(b), the Employee shall receive the following severance package:

(i)     a lump sum severance payment equivalent to one-hundred fifty percent (150%) of the Employee’s then current annual Salary, less applicable withholding and deductions, payable on the first payday following the 30th day after the Employee’s Termination Date; and

(ii)     to the extent the Employee participates in any medical, prescription drug, dental, vision and any other “group health plan” of the Company immediately prior to the Employee’s Termination Date, the Company shall pay to the Employee in a lump sum a fully taxable cash payment in an amount equal to eighteen (18) times the monthly premium cost to the Employee of continued coverage for the Employee that would be incurred for continuation coverage under such plans, less applicable tax withholding, payable on the first payday following the 30th day after the Employee’s Termination Date. The Employee may, but is not obligated to, use such payment toward the cost of continuation coverage premiums; and

(iii)    any unpaid Bonus (including full discretionary components thereof) relating to completed bonus periods preceding the Termination Date (for example, (i) if the Employee’s employment is terminated in January, prior to the payment of bonuses related to the preceding fiscal year, the Employee shall be entitled to the payment of the Bonus related to such preceding year and (ii) if the Employee’s employment is terminated in July, prior to the payment of bonuses related to the preceding fiscal quarters, the Employee shall be entitled to the payment of the Bonus related to such preceding quarters), if any (the “CIC Unpaid Bonus”), and (B) the Bonus within the Applicable Bonus Plan that Employee would have received at one hundred percent (100%) of performance targets (including full discretionary components thereof) as if the Employee had continued working for the Company throughout the eighteen (18) month period following the Termination Date (the “CIC Forward Bonus”). The CIC Unpaid Bonus and CIC Forward Bonus shall be payable on the first payday following the 30th day after Employee’s Termination Date; and

(iv)     the acceleration of vesting all equity awards (including, without limitation, any awards of stock options, restricted stock, restricted stock units, and/or performance shares or units) issued to the Employee by PROS Holdings with respect to such shares that would have vested following the Termination Date. For the sake of clarity, any equity award with a performance-based component, which is accelerated pursuant to this Section 4(c)(iv) as a result of a termination occurring during either the (a) six month period before a Change of Control or (b) eighteen month period following a Change of Control, such acceleration shall be treated as occurring (x) in anticipation of a Change of Control (as defined in the equity award agreement governing such performance-based award) or (y) following a Change of Control, respectively, and otherwise in accordance with the terms and conditions of the equity award agreement governing such performance-based award.

(d)    Termination for Death or Disability. Employee’s employment with the Company will automatically terminate effective upon Employee’s death or Disability. In the event that this Agreement terminates due to the death or Disability of the Employee, Employee shall be entitled to the acceleration of vesting all equity awards (including, without limitation, any awards of stock options, restricted stock, restricted stock units, and/or performance shares or units) issued to the Employee by PROS Holdings with respect to such shares that would have vested following the Termination Date, and the acceleration of vesting of all performance stock awards issued to the Employee by PROS Holdings at one hundred percent (100%) of the target number of stock units granted.

(e)    Statutory Minimums. The Employee agrees that, the compensation outlined in each of Sections 4(a)-4(c), satisfies and is inclusive of all the Employee's entitlements under the Employment Standards Act, 2000 (Ontario) and that he is not entitled to any further notice, pay in lieu of notice, termination pay, severance or compensation of any kind. In the event the compensation as outlined in Sections 4(a)-4(c) is found to provide less than the Employee's statutory minimum entitlements under the Employment Standards Act, 2000 (Ontario), the Employee shall receive the statutory minimum entitlements as outlined under the Employment Standards Act, 2000 (Ontario) and any remaining compensation outlined in Sections 4(a)-4(c) will be payable to the Employee as outlined in those Sections.

(f)    Definitions.

(i) “Applicable Bonus Plan” shall be the Company’s bonus plan then in effect if such plan contemplates the Employee or, if no bonus plan is then in effect that contemplates the Employee, the bonus plan for the immediately preceding bonus period.

(ii) “Cause” shall mean (a) the unauthorized use or disclosure of the confidential information or trade secrets of the Company by the Employee, which use or disclosure causes material harm to the Company; (b) conviction of or a plea of “guilty” or “no contest” to an indictable offence, or any other crime involving dishonesty or moral turpitude under the laws of Canada; (c) any intentional wrongdoing by the Employee, whether by omission or commission, which adversely affects the business or affairs of the Company (or any parent or subsidiary); (d) continued failure to perform assigned duties (other than by reason of Disability) or comply with any Company policy after receiving written notification and following a reasonable cure period; (e) any material breach by the Employee of this Agreement or any other agreement between the Employee and the Company or any of its affiliates after receiving written notification and following a reasonable cure period, if such breach is curable; (f) any failure to cooperate in good faith with the Company in any governmental investigation or formal proceeding, if the Company has requested the Employee’s cooperation; or (g) any other event that would constitute just cause at common law.

(iii)     “Change of Control” shall mean any transaction including, without limitation, a merger, consolidation, sale of stock or sale of assets, but excluding any assignment as security for indebtedness, after which (a) any Person(s) other than the current stockholders shall own in excess of fifty percent (50%) of the voting stock of PROS Holdings (or the Person into which PROS Holdings shall have been merged or consolidated), have acquired all or substantially all of the consolidated assets of the Company or PROS Holdings; or (b) the persons entitled to elect a majority of the members of Board immediately before the transaction are not entitled to elect a majority of the members of the Board of the surviving entity following the transaction; provided that, in each case, the Change of Control is also a “change in control event” as defined in Section 409A of the Internal Revenue Code of 1986, as amended. For purposes of this definition, “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than employee benefit plans sponsored or maintained by PROS Holdings and by entities controlled by PROS Holdings.

(iv)     “Disability” shall mean the good-faith determination by the Board after consultation with medical personnel that the Employee (i) is unable to engage in any substantial gainful activity because of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of at least twelve (12) months, or (ii) is receiving income replacement benefits for a period of at least three (3) months under a Company-sponsored disability plan because of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of at least twelve (12) months. In any case, if a disability is determined to trigger the payment of any “deferred compensation” as defined in Section 409A (as defined in Section 11), disability shall be determined in accordance with Section 409A.

(v)    “Good Reason” shall mean, without the express written consent of the Employee, the occurrence of any one or more of the following:

(A)    a material diminution in the Employee’s authority, duties or responsibilities or the assignment of duties to the Employee that are not materially commensurate with the Employee’s position with Company. For purposes of clarification, should the Company be acquired and made part of a larger entity, whether as a subsidiary, business unit or otherwise and the Employee, by virtue of such event, experiences a material diminution in Employee’s authority, duties, or responsibilities (for example, but not by way of limitation, if the Employee remains the Chief Operating Officer of the Company following a Change in Control where the Company becomes a wholly owned subsidiary of the acquirer, but the Employee is not made the Chief Operating Officer of the acquiring corporation) such material diminution will constitute “Good Reason”;

(B)     a reduction by the Company of the Employee’s Salary or annual Bonus opportunity other than a reduction which is part of a general reduction affecting all employees;

(C)     the relocation of the principal place of the Employee’s service to a location that is more than twenty-five (25) miles from the Employee’s principal place of service as of the Effective Date, which for the sake of clarity is Ottawa, Canada;

(D)     any failure by the Company to continue to provide the Employee with the opportunity to participate, on terms no less favorable than those in effect for the benefit of any employee holding a comparable position with the company, in any material benefit or compensation plans and programs, which results in a material detriment to the Employee;

(E)     any material breach by the Company of any provision of this Agreement; or

(F)    any failure by any successor corporation to assume the Company’s obligations under this Agreement.

5.     Confidential Information. The Employee acknowledges and agrees that the Company considers to be confidential the information and data obtained by him while employed by the Company concerning the actual or anticipated business or affairs of the Company, its subsidiaries or affiliates (collectively, “Confidential Information”) and that such Confidential Information is the property of the Company and/or the respective subsidiary or affiliate. Therefore, the Employee agrees that the Employee shall not disclose to any unauthorized person or use for the Employee’s own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public or persons knowledgeable in the Company’s industry other than as a result of the Employee’s acts or omissions which constitute a breach hereof. The Employee shall deliver to the Company at the termination (whether voluntary or otherwise) of the Employee’s employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business or business anticipated to be conducted by the Company within one year of termination, its subsidiaries or affiliates (including, without limitation, trade secrets, business or marketing plans, reports, projections, diskettes, intangible information stored on diskettes, software programs and data compiled with the use of those programs, tangible copies of trade secrets and confidential information, memoranda, credit cards, telephone charge cards, manuals, building keys and passes, cell phones, computers, names and addresses of the Company’s or its subsidiaries’ or affiliates’ customers and potential customers, customer lists, customer contracts, sales information and any and all other similar information or property) which the Employee may then possess or have under the Employee’s control. The Employee further agrees that in the event the Employee discovers any other materials of the Company, its subsidiaries or affiliates in the Employee’s possession or control after the Termination Date, the Employee will immediately return such property to the Company.

6.     Inventions and Patents. The Employee acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which (i) relate to the Company’s or its subsidiaries’ actual or anticipated business, research and development or existing or future products or services or (ii) result from any work performed by the Employee for the Company or its subsidiaries, and which are conceived, developed or made by the Employee during the Noncompete Period (“Work Product”) belong to the Company or such subsidiary; provided, however, that this Section 6 does not apply to any invention for which no equipment, supplies, materials, facilities, trade secrets, or other proprietary information of the Company or its subsidiaries was used and which was developed entirely on the Employee’s own time, unless (i) the invention relates to the actual or anticipated business of the Company or its subsidiaries or to the Company’s or any of its subsidiaries’ actual or anticipated research or development, or existing or future products or services or (ii) the invention results from any work performed by the Employee for the Company or its subsidiaries. The Employee shall promptly disclose such Work Product to the Board and perform all actions requested by the Board (whether during or after the employment period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). The Parties acknowledge and agree that Work Product is subject to this Section 6 and is Confidential Information unless and to the extent that such Work Product (i) becomes generally known to and available for use by the public or persons knowledgeable in the Company’s industry other than as a result of the Employee’s acts or omissions which constitute a breach of this Agreement or (ii) the Employee discloses such Work Product to the Board and the Board by vote or written consent waives its rights under this Agreement with respect thereto. The Employee hereby irrevocably waives, in favour of the Corporation, all moral rights arising under the Copyright Act (Canada) as amended (or any successor legislation of similar effect) or similar legislation in any applicable jurisdiction, or at common law, to the full extent that such rights may be waived in each respective jurisdiction, that the Employee may have now or in the future with respect to the Work Product.

7.     Non-Compete, Non-Solicitation.

(a)     In further consideration of the confidential, proprietary information the Company shall provide to the Employee during the Employee’s employment, which the Employee promises not to disclose, as well as the compensation to be paid to the Employee hereunder, including the severance payments, if any, the Employee agrees to the restrictions set forth in this paragraph. The Employee acknowledges that the Employee’s services shall be of special, unique, and extraordinary value to the Company. Therefore, the Employee agrees that, during the Employee’s employment and for one (1) year following the termination of the Employee’s employment with the Company for any reason (collectively, the “Noncompete Period”), the Employee shall not, directly or indirectly, own any interest in, manage, control, or in any manner engage in any business competing with the actual businesses of the Company as of the Termination Date (“Competitor”), within any geographical area in which the Company engages in such businesses (“Restricted Territory”). The Employee further agrees that during the Noncompete Period, the Employee will not perform the same or similar services for a Competitor in the Restricted Territory. Nothing herein shall prohibit the Employee from being a passive owner of not more than two percent (2%) of the outstanding capital stock of any class of a corporation which is publicly traded, so long as the Employee has no active participation in the business of such corporation.

(b)     During the Noncompete Period, the Employee shall not directly himself or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company, its subsidiaries or affiliates to leave the employ thereof, or in any way interfere with the relationship between the Company and any employee thereof, (ii) hire any person who was an employee or contractor of the Company or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee, contractor or other business relation of the Company, for whom the Employee had material contact (a “Company Material Contact”), to cease its relationship with the Company, or in any way interfere with the relationship between any such Company Material Contact and the Company (including, without limitation, making any negative statements or communications about the Company, its subsidiaries, or affiliates).

(c)     If, at the time of enforcement of this Section 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law.

(d)     The Employee has the right, and has obtained and considered, such legal counsel as the Employee deems necessary in considering and agreeing to the restrictions specified in this Section 7. The Employee acknowledges and agrees that the restrictions contained in this Section 7 are enforceable and reasonable. Accordingly, should the Employee assert in any context that the restrictions contained in this Section 7 are unenforceable or unreasonable, the Employee agrees that as of the date of such assertion the Company shall have no further obligation to provide him with the severance packages described in Section 4 above.

8.     Non-Disparagement. Each of the Parties represents and agrees that such Party will not, directly or indirectly, engage during the Noncompete Period in any defamatory, disparaging or critical communication with any other person or entity concerning the business, operations, services, marketing strategies, pricing policies, management, business practices, officers, directors, employees, attorneys, representatives, affiliates, agents affairs and/or financial condition of the other Party, its subsidiaries or affiliates.

9.     Injunctive Relief and Additional Remedy. The Employee acknowledges and agrees that any breach or threatened breach by the Employee of any of the provisions of Sections 5, 6, 7, or 8 would result in irreparable injury and damage to the Company and/or its subsidiaries and affiliates for which the Company and/or its subsidiaries and affiliates would have no adequate remedy at law. The Employee therefore also acknowledges and agrees that in the event of such breach or threatened breach the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions thereof (without posting a bond or other security). The terms of this Section 9 shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach thereof including, without limitation, the recovery of damages from the Employee. In addition, in the event of an alleged breach or violation by the Employee of any of the provisions of Sections 5, 6, 7, or 8, the Noncompete Period shall be tolled with respect to such provision until such breach or violation has been duly cured.

10.    Interpretation; Venue. The Company and the Employee agree that this Agreement shall be interpreted in accordance with and governed by the laws of the province of Ontario and the federal laws of Canada applicable therein, without giving effect to conflicts of law principles. Each of the Parties hereto hereby irrevocably attorns to the jurisdiction of the courts of the province of Ontario.

11.     Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. In view of the personal nature of the services to be performed under this Agreement by the Employee, the Employee shall not have the right to sell, assign, pledge, hypothecate, donate or otherwise transfer any of the Employee’s rights, obligations or benefits hereunder.

12.     Third-Party Beneficiary. The Parties expressly acknowledge and agree that the PROS Holdings, Inc. shall be deemed to be a third-party beneficiary with respect to the terms and provisions of this Agreement and shall be entitled to enforce the terms and provisions hereof.

13.     Entire Agreement. This Agreement constitutes the entire employment agreement between the Company and the Employee regarding the terms and conditions of the Employee’s employment. This Agreement, along with the Employees’ Offer Letter dated April 28, 2020, supersedes all prior negotiations, representations or agreements between the Company and the Employee, whether written or oral, regarding the Employee’s employment by the Company.

14.     Severability. If any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

15.     No Representations. The Employee acknowledges that the Employee is not relying, and has not relied, on any promise, representation or statement made by or on behalf of the Company which is not set forth in this Agreement.

16.     Notices. All notices requests, reports and other communications pursuant hereto shall be in writing, either by letter (delivered by hand or commercial delivery service or sent by certified mail, return receipt requested) or facsimile, and addressed to the Employee at the Employee’s last known address on the books of the Company or, in the case of the Company, to PROS Holdings principal place of business, attention of the CEO, or to such other address as either Party may specify by notice to the other actually received. Any notice, request or communication hereunder shall be deemed to have been given on the day on which it is delivered by hand to such Party at its address specified above, or, if sent by certified mail, return receipt requested, postage prepaid, on the third business day following the date it was deposited in the mail, or in the case of facsimile notice, when transmitted addressed as aforesaid, confirmation received, if the notice is also delivered by hand or mail in the manner described above. Any Party may change the person or address to whom or which notices are to be given hereunder, by notice duly given hereunder; provided, however, that any such notice shall be deemed to have been given hereunder only when actually received by the Party to which it is addressed.

17.     Counterparts. This Agreement may be executed in any number of counterparts, provided, however, that each of such counterparts when taken together shall constitute one and the same agreement.

18.     Amendments. This Agreement may be modified or amended only by a supplemental written agreement signed by both the Employee and the Company following approval by the Compensation and Leadership Development Committee.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the Effective Date.

COMPANY:

PROS CANADA OPERATIONS, LTD.

By:    /s/ ANDRES REINER
Name:    Andres Reiner
Title:    President
Date:    May 13, 2020

PROS HOLDINGS:

PROS HOLDINGS, INC.
a Delaware corporation

By:    /s/ ANDRES REINER
Name:    Andres Reiner
Title:    Chief Executive Officer
Date:    May 13, 2020

EMPLOYEE:

/s/ LES RECHAN
Les Rechan

SCHEDULE “A”
FORM OF GENERAL RELEASE
I, the undersigned, Les Rechan (herein referred to as the “Releasor” which term includes my heirs, executors, administrators, successors and assigns), in consideration of the provision by PROS Canada Operations, Ltd. (hereinafter referred to as the “Releasee” which term also includes its parent company, subsidiaries, affiliates, divisions and other related entities, and each of their respective employees, directors, officers, agents, predecessors, successors and assigns) of the severance package described in Section 4(b) or 4(c) of my employment agreement with PROS Canada Operations, Ltd. (the “Severance Package”), the receipt and sufficiency of which is hereby acknowledged in full satisfaction of all claims and demands of the Releasor against the Releasee, do hereby release and forever discharge the Releasee of and from all manner of actions, causes of actions, suits, debts, accounts, covenants, contracts, claims and demands whatsoever, whether now known or unknown, which against the said Releasee the Releasor ever had, now has or can, shall or may hereafter have for or by reason of any cause, matter or thing whatsoever existing up to the present time, and more particularly, but without restricting the generality of the foregoing, all claims and demands arising in or out of or in any way connected with my employment with the Releasee, the cessation of such employment or the obligations, statutory, contractual or otherwise, of the Releasee to the Releasor in respect thereof, which specifically includes but is not limited to any claims of discrimination or harassment or claims for wages, pay, benefits, notice, pay in lieu of notice, wrongful dismissal, termination pay, severance pay, bonus, overtime pay, incentive compensation, commissions, interest, vacation pay, holiday pay, equity and stock options, and any and all claims or complaints that could be made by the Releasor against the Releasee under the common law, applicable statute, regulation or other law, including any claims or complaints made pursuant to the Ontario Employment Standards Act, 2000, the Human Rights Code, the Pay Equity Act, and the Occupational Health and Safety Act, each as amended or replaced by successor legislation, and under any applicable statute in any way related to my employment with the Releasee.
I expressly acknowledge and agree that, other than the amounts payable to me in accordance with the Severance Package, no wages or other payments of any nature are due and owing to me by the Releasee, and that I have no claim of any nature or kind to any entitlement whatsoever arising under or from any plan, policy or program offered by the Releasee.
I expressly acknowledge and agree that the said consideration provided by the Releasee is inclusive of, and not in addition to, any payments, benefits or allowances or obligations under the Releasee’s plans and policies or prescribed by applicable legislation, including without limitation, the Employment Standards Act, 2000, as amended, the Human Rights Code, as amended, the Pay Equity Act, as amended, the Workplace Safety and Insurance Act, 1997, as amended, and the Occupational Health and Safety Act, as amended. I will not in the future, advance any claim or complaint against Releasee under such legislation. I acknowledge that my signature below constitutes a full and final settlement of all existing, planned or possible claims or complaints of any nature whatsoever which against the Releasee I ever had, now have or can, shall or may hereafter have, existing up to the present time, whether pursuant to such legislation or otherwise.
It is understood and agreed that, for the said consideration, that the Releasor will not make or continue any claim or complaint or take any proceeding against any person, partnership, corporation, entity or party who or which might claim, pursuant to the provisions of any applicable statute or otherwise, contribution or indemnity or other relief from the Releasee in respect of any fact, matter or circumstance that is the subject matter of the Severance Package or this Release.
And for the said consideration, the Releasor further covenants and agrees to save harmless and indemnify the Releasee from and against (i) all claims, charges, taxes, interest, penalties or demands which may be made by the Canada Revenue Agency or other government agency requiring the Releasee to pay income tax, charges, taxes, interest or penalties under the Income Tax Act, as amended, in respect of income tax payable by the Releasor in excess of income tax previously withheld; and (ii) in respect of any and all claims, charges, taxes, interest or penalties and demands which may be made under the provisions of or regulations made under the Employment Insurance Act, as amended, or the Canada Pension Plan Act, as amended, with respect to any amounts which may in the future be found to be payable by the Releasee in respect of the Severance Package.

The Releasor expressly acknowledges that the consideration referred to herein shall not in any way be deemed to constitute an admission of any liability by the Releasee, and that such liability is expressly denied.
And for the said consideration, the Releasor undertakes and agrees that, except as expressly required by law, she shall keep the terms of the Severance Package and this Release completely confidential, and that she will not hereafter voluntarily disclose any such information to anyone except her immediate family, legal counsel, accountant or financial advisors, provided they first agree to keep said information confidential and not to disclose it to others. If the Releasor is required by law to disclose any such information, she undertakes to provide the Releasee with prior written notice of any such disclosure requirement, within sufficient time to allow the Releasee the opportunity to object to the disclosure requirement, at the Releasee’s option.
The Releasor is satisfied with the information provided to her and has no outstanding requests for information from the Releasee. The Releasor acknowledges that she has been given sufficient time to consider her actions and has sought such independent legal or other advice, as she deems appropriate. The Releasor further acknowledges that, other than the consideration promised, no representation of fact or opinion, threat or inducement has been made or given by the Releasee to induce the signing of the Release.
This Release shall be deemed to have been made in, and shall be construed in accordance with, the laws of the Province of Ontario.
IN WITNESS WHEREOF I have hereunto set my hand this ____ day of ____________, 20__.

SIGNED AND DELIVERED	)
in the presence of	)
)

Les Rechan

Witness:

SCHEDULE “B”
FORM OF U.S. EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of _____________, 202__ (the “Effective Date”) by and between PROS, Inc., a Delaware corporation (the “Company”), PROS Holdings, Inc., a Delaware corporation (“PROS Holdings”), and Les Rechan (the “Employee”). The Company and the Employee are sometimes collectively referred to herein as the “Parties” and individually referred to herein as a “Party.”

RECITALS

WHEREAS, the Employee and the Company desire to enter into an employment agreement containing the material terms and conditions set forth herein.

WHEREAS, the Parties intend that this Agreement memorialize all of the rights, duties and obligations of the Parties with respect to the employment of Employee with the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is acknowledged, the Parties hereby agree as follows:

1.     Position and Duties. Employee shall be employed by the Company as Chief Operating Officer and will have such corresponding duties and responsibilities as are intrinsic to Employee’s position and such other duties and responsibilities on behalf of the Company and its affiliates as may reasonably be designated from time to time by the Chief Executive Officer. In addition, and without further compensation, the Employee shall serve as a director and/or officer of one or more of the Company’s affiliates if so elected or appointed from time to time. Employee agrees to devote Employee’s full time, energy and skill to Employee’s responsibilities and duties to the Company and its affiliates. Employee agrees to resign as a director and/or officer of the Company and any of its affiliates immediately upon the termination of Employee’s employment for any reason. Employee resides in ____________, and will, at the Company’s expense, commute to Houston, Texas to perform these duties as determined by the Chief Executive Officer. From time to time, Employee will perform the duties of Chief Operating Officer at any location the role requires as determined by the Chief Executive Officer.

2.     Term of Agreement. The term of this Agreement (the “Term”) shall be for an initial period of three (3) years following the Effective Date (the “Initial Term”), and will be automatically renewed for additional terms of three (3) years unless the Company decides, in its sole discretion, not to so extend and provides notice thereof to Employee (each such extension being a “Renewal Term”).

3.     Compensation. Employee shall be compensated by the Company for the performance of Employee’s duties and obligations hereunder as follows:

(a)     Salary. Employee shall be paid a salary of $35,416.66 per month, less applicable withholdings and deductions, in accordance with the Company’s normal payroll procedures, as such salary may be increased from time to time by the Company (the “Salary”).

(b)    Bonus. Employee shall be entitled to participate in the Company’s employee bonus plans as authorized by the Board of Directors of PROS Holdings (the “Board”), or the Compensation and Leadership Development Committee thereof (the “Compensation Committee”), from time to time (any bonus amounts payable pursuant to such plans being a “Bonus”). Any Bonus shall be less statutory and other authorized deductions and withholdings and payable in accordance with the terms of the bonus plan. Pursuant to the Company’s Corporate Governance Guidelines, the Board will consider and make a decision in its sole discretion to recoup, under applicable law, any Bonus awarded to the Employee, if Employee’s fraud or intentional misconduct significantly contributed to a restatement of financial results that led to the awarding of Employee’s Bonus(es).

(c)    Benefits. Employee shall be eligible, on the same basis as other employees of the Company, to participate in and to receive the benefits of the Company’s employee benefit plans and vacation, holiday and business expense reimbursement policies, each as in effect from time to time. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies and (iii) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan.

(d)    Review. The Compensation Committee will review Employee’s Salary on a periodic basis consistent with its review of other management generally and may adjust such Salary upward in its discretion.

4.     Termination. Company and Employee may terminate Employee’s employment prior to the expiration of the Term, pursuant to the provisions set forth below. Upon the termination (voluntarily or otherwise) of Employee’s employment with the Company, neither Party shall have any continuing obligations or liabilities with respect to compensation, benefits, or severance except as set forth in this Section 4.

(a)    Voluntary Termination; Termination for Cause. If Employee’s employment is voluntarily terminated by Employee other than for Good Reason (a “Voluntary Termination”) or is terminated by the Company for Cause (as defined below), Employee shall be entitled to no compensation or benefits from the Company other than accrued and unpaid compensation and benefits through the date of termination (“Termination Date”). In the case of Employee’s allegation of Good Reason, (A) Employee shall provide written notice to Company of the event alleged to constitute Good Reason within 60 days of the occurrence of such event, and (B) Company shall have the opportunity to remedy the alleged Good Reason event within 30 days from receipt of notice of such allegation. In order to resign for Good Reason, Employee must effectuate such resignation within 60 days after notifying Company of the event alleged to constitute Good Reason, provided Company has not cured such condition within 30 days from receipt of the notification.

(b)    Termination Without Cause or for Good Reason. In the event Employee’s employment is terminated (or this Agreement is not renewed for any additional Renewal Term) by the Company without Cause or by Employee for Good Reason, Employee shall be entitled to accrued and unpaid compensation through the Termination Date. In addition, provided Employee signs, delivers to Company, and does not revoke, within thirty (30) days following the Termination Date, a general release and waiver in a form acceptable to the Company (the general form of which is attached hereto as Exhibit A) (the “Severance Conditions”), Employee shall receive the following severance package:

(i)     severance equivalent to one-hundred percent (100%) of the Employee’s then current annual Salary, less applicable withholding and deductions, paid in equal installments over a twelve (12) month period on Company’s regular paydays, with the first such installment payment made on the first payday following the 30th day after Employee’s Termination Date; and

(ii)     to the extent Employee participates in any medical, prescription drug, dental, vision and any other “group health plan” of the Company immediately prior to Employee’s Termination Date, the Company shall pay to Employee in a lump sum a fully taxable cash payment in an amount equal to twelve (12) times the monthly premium cost to Employee of continued coverage for Employee that would be incurred for continuation coverage under such plans in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended, and Part 6 of Title 1 of the Employee Retirement Income Security Act of 1986, as amended, less applicable tax withholding, payable on the first payday following the 30th day after Employee’s Termination Date. Employee may, but is not obligated to, use such payment toward the cost of continuation coverage premiums.

(iii)    (A) any unpaid Bonus (including full discretionary components thereof) relating to completed bonus periods preceding the Termination Date (for example, (i) if Employee’s employment is terminated in January, prior to the payment of bonuses related to the preceding fiscal year, Employee shall be entitled to the payment of the Bonus related to such preceding year and (ii) if Employee’s employment is terminated in July, prior to the payment of bonuses related to the preceding fiscal quarters, Employee shall be entitled to the payment of the Bonus related to such preceding quarters), if any (the “Unpaid Bonus”), and (B) the Bonus within the Applicable Bonus Plan that Employee would have received at one hundred percent (100%) of performance targets (including full discretionary components thereof) as if the Employee had continued working for the Company throughout the twelve (12) month period following the Termination Date (the “Forward Bonus”). The Unpaid Bonus shall be payable on the first payday following the 30th day after Employee’s Termination Date, and the Forward Bonus shall be payable in equal installments over a twelve (12) month period on Company’s regular paydays, with the first such installment payment made on the first payday following the 30th day after Employee’s Termination Date; and

(iv)     the acceleration of vesting equity awards (including, without limitation, any awards of stock options, restricted stock, restricted stock units, and/or performance shares or units) issued to the Employee by PROS Holdings with respect to such shares that would have vested prior to the first anniversary of the Termination Date.

(v)    the acceleration of vesting of all performance restricted stock awards issued to the Employee by PROS Holdings scheduled to vest prior to the first anniversary of the Termination Date. For the purposes of determining the number of earned units (if any) following the vesting of performance restricted stock units, the Performance Period (as defined in the performance restricted stock unit award) will be deemed to have ended on the Termination Date.

(c)     Termination without Cause or for Good Reason within the Six Month Period Before or Anytime Following a Change of Control. In the event Employee’s employment is terminated (or this Agreement is not renewed for any additional Renewal Term) by the Company or its successor without Cause or by Employee for Good Reason, Employee shall be entitled to accrued and unpaid compensation through the Termination Date. In addition, provided that such termination of the Employee’s employment occurs within six (6) months prior to, or anytime following, a Change of Control, and provided that the Severance Conditions are met, then in lieu of the severance package available under Section 4(b), the Employee shall receive the following severance package:

(i)     a lump sum severance payment equivalent to one-hundred fifty percent (150%) of the Employee’s then current annual Salary, less applicable withholding and deductions, payable on the first payday following the 30th day after Employee’s Termination Date; and

(ii)     to the extent Employee participates in any medical, prescription drug, dental, vision and any other “group health plan” of the Company immediately prior to Employee’s Termination Date, the Company shall pay to Employee in a lump sum a fully taxable cash payment in an amount equal to eighteen (18) times the monthly premium cost to Employee of continued coverage for Employee that would be incurred for continuation coverage under such plans in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended, and Part 6 of Title 1 of the Employee Retirement Income Security Act of 1986, as amended, less applicable tax withholding, payable on the first payday following the 30th day after Employee’s Termination Date. Employee may, but is not obligated to, use such payment toward the cost of continuation coverage premiums; and

(iii)     any unpaid Bonus (including full discretionary components thereof) relating to completed bonus periods preceding the Termination Date (for example, (i) if the Employee’s employment is terminated in January, prior to the payment of bonuses related to the preceding fiscal year, the Employee shall be entitled to the payment of the Bonus related to such preceding year and (ii) if the Employee’s employment is terminated in July, prior to the payment of bonuses related to the preceding fiscal quarters, the Employee shall be entitled to the payment of the Bonus related to such preceding quarters), if any (the “CIC Unpaid Bonus”), and (B) the Bonus within the Applicable Bonus Plan that Employee would have received at one hundred percent (100%) of performance targets (including full discretionary components thereof) as if the Employee had continued working for the Company throughout the eighteen (18) month period following the Termination Date (the “CIC Forward Bonus”). The CIC Unpaid Bonus and CIC Forward Bonus shall be payable on the first payday following the 30th day after Employee’s Termination Date; and

(iv)     the acceleration of vesting all equity awards (including, without limitation, any awards of stock options, restricted stock, restricted stock units, and/or performance shares or units) issued to the Employee by PROS Holdings with respect to such shares that would have vested following the Termination Date. For the sake of clarity, any equity award with a performance-based component, which is accelerated pursuant to this Section 4(c)(iv) as a result of a termination occurring during either the (a) six month period before a Change of Control or (b) eighteen month period following a Change of Control, such acceleration shall be treated as occurring (x) in anticipation of a Change of Control (as defined in the equity award agreement governing such performance-based award) or (y) following a Change of Control, respectively, and otherwise in accordance with the terms and conditions of the equity award agreement governing such performance-based award.

(d)    Termination for Death or Disability. Employee’s employment with the Company will automatically terminate effective upon Employee’s death or Disability. In the event that this Agreement terminates due to the death or Disability of the Employee, Employee shall be entitled to the acceleration of vesting all equity awards (including, without limitation, any awards of stock options, restricted stock, restricted stock units, and/or performance shares or units) issued to the Employee by PROS Holdings with respect to such shares that would have vested following the Termination Date, and the acceleration of vesting of all performance stock awards issued to the Employee by PROS Holdings at one hundred percent (100%) of the target number of stock units granted.

(e)    Definitions.

(i)    “Applicable Bonus Plan” shall be the Company’s bonus plan then in effect if such plan contemplates the Employee or, if no bonus plan is then in effect that contemplates the Employee, the bonus plan for the immediately preceding bonus period.

(ii)    “Cause” shall mean (a) the unauthorized use or disclosure of the confidential information or trade secrets of the Company by the Employee, which use or disclosure causes material harm to the Company; (b) conviction of or a plea of “guilty” or “no contest” to a felony, or any other crime involving dishonesty or moral turpitude under the laws of the United States; (c) any intentional wrongdoing by Employee, whether by omission or commission, which adversely affects the business or affairs of the Company (or any parent or subsidiary); (d) continued failure to perform assigned duties (other than by reason of Disability) or comply with any Company policy after receiving written notification and following a reasonable cure period; (e) any material breach by the Employee of this Agreement or any other agreement between the Employee and the Company or any of its affiliates after receiving written notification and following a reasonable cure period, if such breach is curable; (f) any failure to cooperate in good faith with the Company in any governmental investigation or formal proceeding, if the Company has requested the Employee’s cooperation.

(iii)     “Change of Control” shall mean any transaction including, without limitation, a merger, consolidation, sale of stock or sale of assets, but excluding any assignment as security for indebtedness, after which (a) any Person(s) other than the current stockholders shall own in excess of fifty percent (50%) of the voting stock of PROS Holdings (or the Person into which PROS Holdings shall have been merged or consolidated), have acquired all or substantially all of the consolidated assets of the Company or PROS Holdings; or (b) the persons entitled to elect a majority of the members of Board immediately before the transaction are not entitled to elect a majority of the members of the Board of the surviving entity following the transaction; provided that, in each case, the Change of Control is also a “change in control event” as defined in Section 409A. For purposes of this definition, “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than employee benefit plans sponsored or maintained by PROS Holdings and by entities controlled by PROS Holdings.

(iv)     “Disability” shall mean the good-faith determination by the Board after consultation with medical personnel that the Employee (i) is unable to engage in any substantial gainful activity because of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of at least twelve (12) months, or (ii) is receiving income replacement benefits for a period of at least three (3) months under a Company-sponsored disability plan because of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of at least twelve (12) months. In any case, if a disability is determined to trigger the payment of any “deferred compensation” as defined in Section 409A (as defined in Section 11), disability shall be determined in accordance with Section 409A.

(v)    “Good Reason” shall mean, without the express written consent of Employee, the occurrence of any one or more of the following:

(A)    a material diminution in the Employee’s authority, duties or responsibilities or the assignment of duties to the Employee that are not materially commensurate with the Employee’s position with Company. For purposes of clarification, should the Company be acquired and made part of a larger entity, whether as a subsidiary, business unit or otherwise and the Employee, by virtue of such event, experiences a material diminution in Employee’s authority, duties, or responsibilities (for example, but not by way of limitation, if the Employee remains the Chief Operating Officer of the Company following a Change in Control where the Company becomes a wholly owned subsidiary of the acquirer, but the Employee is not made the Chief Operating Officer of the acquiring corporation) such material diminution will constitute “Good Reason”;

(B)     a reduction by the Company of the Employee’s Salary or annual Bonus opportunity other than a reduction which is part of a general reduction affecting all employees;

(C)     the relocation of the principal place of the Employee’s service to a location that is more than twenty-five (25) miles from the Employee’s principal place of service as of the Effective Date, which for the sake of clarity is Houston, Texas;

(D)     any failure by the Company to continue to provide Employee with the opportunity to participate, on terms no less favorable than those in effect for the benefit of any employee holding a comparable position with the company, in any material benefit or compensation plans and programs, which results in a material detriment to Employee;

(E)     any material breach by the Company of any provision of this Agreement; or

(F)    any failure by any successor corporation to assume the Company’s obligations under this Agreement.

5.     Confidential Information. Employee acknowledges and agrees that the Company considers to be confidential the information and data obtained by him while employed by the Company concerning the actual or anticipated business or affairs of the Company, its subsidiaries or affiliates (collectively, “Confidential Information”) and that such Confidential Information is the property of the Company and/or the respective subsidiary or affiliate. Therefore, Employee agrees that Employee shall not disclose to any unauthorized person or use for Employee’s own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public or persons knowledgeable in the Company’s industry other than as a result of Employee’s acts or omissions which constitute a breach hereof. Employee shall deliver to the Company at the termination (whether voluntary or otherwise) of Employee’s employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business or business anticipated to be conducted by the Company within one year of termination, its subsidiaries or affiliates (including, without limitation, trade secrets, business or marketing plans, reports, projections, diskettes, intangible information stored on diskettes, software programs and data compiled with the use of those programs, tangible copies of trade secrets and confidential information, memoranda, credit cards, telephone charge cards, manuals, building keys and passes, cell phones, computers, names and addresses of the Company’s or its subsidiaries’ or affiliates’ customers and potential customers, customer lists, customer contracts, sales information and any and all other similar information or property) which Employee may then possess or have under Employee’s control. Employee further agrees that in the event Employee discovers any other materials of the Company, its subsidiaries or affiliates in Employee’s possession or control after the Termination Date, Employee will immediately return such property to the Company.

6.     Inventions and Patents. Employee acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which (i) relate to the Company’s or its subsidiaries’ actual or anticipated business, research and development or existing or future products or services or (ii) result from any work performed by Employee for the Company or its subsidiaries, and which are conceived, developed or made by the Employee during the Noncompete Period (“Work Product”) belong to the Company or such subsidiary; provided, however, that this Section 6 does not apply to any invention for which no equipment, supplies, materials, facilities, trade secrets, or other proprietary information of the Company or its subsidiaries was used and which was developed entirely on Employee’s own time, unless (i) the invention relates to the actual or anticipated business of the Company or its subsidiaries or to the Company’s or any of its subsidiaries’ actual or anticipated research or development, or existing or future products or services or (ii) the invention results from any work performed by Employee for the Company or its subsidiaries. Employee shall promptly disclose such Work Product to the Board and perform all actions requested by the Board (whether during or after the employment period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). The Parties acknowledge and agree that Work Product is subject to this Section 6 and is Confidential Information unless and to the extent that such Work Product (i) becomes generally known to and available for use by the public or persons knowledgeable in the Company’s industry other than as a result of Employee’s acts or omissions which constitute a breach of this Agreement or (ii) the Employee discloses such Work Product to the Board and the Board by vote or written consent waives its rights under this Agreement with respect thereto.

7.     Non-Compete, Non-Solicitation.

(a)     In further consideration of the confidential, proprietary information Company shall provide to Employee during Employee’s employment, which Employee promises not to disclose, as well as the compensation to be paid to Employee hereunder, including the severance payments, if any, Employee agrees to the restrictions set forth in this paragraph. Employee acknowledges that Employee’s services shall be of special, unique, and extraordinary value to the Company. Therefore, Employee agrees that, during Employee’s employment and for one (1) year following the termination of Employee’s employment with the Company for any reason (collectively, the “Noncompete Period”), Employee shall not, directly or indirectly, own any interest in, manage, control, or in any manner engage in any business competing with the actual businesses of the Company as of the Termination Date (“Competitor”), within any geographical area in which the Company engages in such businesses (“Restricted Territory”). Employee further agrees that during the Noncompete Period, Employee will not perform the same or similar services for a Competitor in the Restricted Territory. Nothing herein shall prohibit Employee from being a passive owner of not more than two percent (2%) of the outstanding capital stock of any class of a corporation which is publicly traded, so long as Employee has no active participation in the business of such corporation.

(b)     During the Noncompete Period, Employee shall not directly himself or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company, its subsidiaries or affiliates to leave the employ thereof, or in any way interfere with the relationship between the Company and any employee thereof, (ii) hire any person who was an employee or contractor of the Company or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee, contractor or other business relation of the Company, for whom Employee had material contact (a “Company Material Contact”), to cease its relationship with Company, or in any way interfere with the relationship between any such Company Material Contact and the Company (including, without limitation, making any negative statements or communications about the Company, its subsidiaries, or affiliates).

(c)     If, at the time of enforcement of this Section 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law.

(d)     Employee has the right, and has obtained and considered, such legal counsel as Employee deems necessary in considering and agreeing to the restrictions specified in this Section 7. Employee acknowledges and agrees that the restrictions contained in this Section 7 are enforceable and reasonable. Accordingly, should Employee assert in any context that the restrictions contained in this Section 7 are unenforceable or unreasonable, Employee agrees that as of the date of such assertion the Company shall have no further obligation to provide him with the severance packages described in Section 4 above.

8.     Non-Disparagement. Each of the Parties represents and agrees that such Party will not, directly or indirectly, engage during the Noncompete Period in any defamatory, disparaging or critical communication with any other person or entity concerning the business, operations, services, marketing strategies, pricing policies, management, business practices, officers, directors, employees, attorneys, representatives, affiliates, agents affairs and/or financial condition of the other Party, its subsidiaries or affiliates.

9.     Injunctive Relief and Additional Remedy. Employee acknowledges and agrees that any breach or threatened breach by Employee of any of the provisions of Sections 5, 6, 7, or 8 would result in irreparable injury and damage to the Company and/or its subsidiaries and affiliates for which the Company and/or its subsidiaries and affiliates would have no adequate remedy at law. The Employee therefore also acknowledges and agrees that in the event of such breach or threatened breach the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions thereof (without posting a bond or other security). The terms of this Section 9 shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach thereof including, without limitation, the recovery of damages from Employee. In addition, in the event of an alleged breach or violation by Employee of any of the provisions of Sections 5, 6, 7, or 8, the Noncompete Period shall be tolled with respect to such provision until such breach or violation has been duly cured.

10.    Waiver of Jury Trial. Employee and the Company knowingly and conclusively waive all rights to trial by jury, in any action or proceeding relating any dispute, controversy or claim, of any and every kind or type, whether based on contract, tort, statute, regulations, or otherwise, arising out of, connected with, or relating in any way to this Agreement, the obligations of the Parties hereunder, including without limitation, any dispute as to the existence, validity, construction, interpretation, negotiation, performance, non-performance, breach, termination or enforceability of this Agreement, or Employee’s employment relationship with the Company or the termination thereof (in each case, a “Dispute”). The Parties shall attempt in good faith to settle any Dispute by mutual discussions within fifteen (15) days after the date that one Party gives notice to the other Parties of such a Dispute. THE PARTIES HEREBY EXPRESSLY WAIVE THE RIGHT TO A JURY TRIAL ON ALL MATTERS.

11.     Section 409A Compliance.

(a)     The Parties intend for this Agreement either to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and all applicable guidance promulgated thereunder (“Section 409A”) or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly. Any amount payable pursuant to this Agreement due to a termination of employment which constitutes a “deferral of compensation” within the meaning of Section 409A shall not be paid unless and until such termination constitutes a “separation from service” within the meaning of Section 409A. Further, to the extent an amount payable under this Agreement is intended to be exempt from Section 409A, and such exemption is conditioned upon the payment being made upon a “separation from service,” then such payment shall not be paid unless and until Employee has incurred a “separation from service.” If this Agreement either fails to satisfy the requirements of Section 409A or is not exempt from the application of Section 409A, then the Parties hereby agree to amend or to clarify this Agreement in a timely manner so that this Agreement either satisfies the requirements of Section 409A or is exempt from the application of Section 409A.

(b)     Notwithstanding any provision in this Agreement to the contrary, in the event Employee is a “specified employee” as defined in Section 409A, any severance payments or packages, severance benefits, or other amounts payable under this Agreement, that would be subject to the special rule regarding payments to “specified employees” under Section 409A(a)(2)(B) shall be delayed by six months such that the payment is made no earlier than the first date of the seventh month following the Termination Date (or the date of Employee’s death, if earlier).

(c)     To ensure satisfaction of the requirements of Section 409A(b)(3), assets shall not be set aside, reserved in a trust or other arrangement, or otherwise restricted for purposes of the payment of amounts payable under this Agreement.

(d)     Company hereby informs Employee that the federal, state, local and/or foreign tax consequences (including without limitation those tax consequences implicated by Section 409A) of this Agreement are complex and subject to change. Employee hereby acknowledges that Company has advised him that Employee should consult with Employee’s own personal tax or financial advisor in connection with this Agreement and its tax consequences. Employee understands and agrees that Company has no obligation and no responsibility to provide Employee with any tax or other legal advice in connection with this Agreement. Employee agrees that Employee shall bear sole and exclusive responsibility for any and all adverse federal, state, local, and/or foreign tax consequences (including without limitation those tax consequences implicated by Section 409A) of this Agreement, and fully indemnifies and holds Company harmless therefor.

(e)     For purposes of Section 409A, any right to receive a series of installments under this Agreement shall be treated as a right to a series of separate payments.

(f)     Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

12.     Limitation on Parachute Payments.
(a)    In the event that the payments or other benefits provided for in this Agreement or otherwise payable to Employee (i) constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee’s benefits under this Agreement shall be either (a) delivered in full, or (b) delivered to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Employee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in payments or benefits constituting “parachute payments” is necessary pursuant to the foregoing provision, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; and reduction of employee benefits. If acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Employee’s stock awards.

(b)    Unless the Company and Employee otherwise agree in writing, any determination required under this Section 12 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes and may be relied upon by the Company. For purposes of making the calculations required by this Section 12, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Employee shall provide to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 12. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 12.

13.    Attorneys’ Fees. The prevailing Party in any dispute or claim relating to or arising out of this Agreement shall be entitled to recover from the losing Party all fees and expenses of any nature or kind (including, without limitation, attorney’s fees and expenses) incurred in any such dispute or claim.

14.     Interpretation; Venue. The Company and Employee agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of Texas, without giving effect to conflicts of law principles. The trial courts of the County of Harris, State of Texas, and the United States District Court for the Southern District of Texas are courts of competent jurisdiction, and the Parties agree to submit to the jurisdiction of those courts, as applicable

15.     Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. In view of the personal nature of the services to be performed under this Agreement by Employee, Employee shall not have the right to sell, assign, pledge, hypothecate, donate or otherwise transfer any of Employee’s rights, obligations or benefits hereunder.

16.     Third-Party Beneficiary. The Parties expressly acknowledge and agree that the PROS Holdings, Inc. shall be deemed to be a third-party beneficiary with respect to the terms and provisions of this Agreement and shall be entitled to enforce the terms and provisions hereof.

17.     Entire Agreement. This Agreement constitutes the entire employment agreement between the Company and Employee regarding the terms and conditions of Employee’s employment. This Agreement supersedes all prior negotiations, representations or agreements between the Company and Employee, whether written or oral, regarding Employee’s employment by the Company.

18.     Severability. If any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

19.     No Representations. Employee acknowledges that Employee is not relying, and has not relied, on any promise, representation or statement made by or on behalf of the Company which is not set forth in this Agreement.

20.     Notices. All notices requests, reports and other communications pursuant hereto shall be in writing, either by letter (delivered by hand or commercial delivery service or sent by certified mail, return receipt requested) or facsimile, and addressed to the Employee at Employee’s last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the CEO, or to such other address as either Party may specify by notice to the other actually received. Any notice, request or communication hereunder shall be deemed to have been given on the day on which it is delivered by hand to such Party at its address specified above, or, if sent by certified mail, return receipt requested, postage prepaid, on the third business day following the date it was deposited in the mail, or in the case of facsimile notice, when transmitted addressed as aforesaid, confirmation received, if the notice is also delivered by hand or mail in the manner described above. Any Party may change the person or address to whom or which notices are to be given hereunder, by notice duly given hereunder; provided, however, that any such notice shall be deemed to have been given hereunder only when actually received by the Party to which it is addressed.

21.     Counterparts. This Agreement may be executed in any number of counterparts, provided, however, that each of such counterparts when taken together shall constitute one and the same agreement.

22.     Amendments. This Agreement may be modified or amended only by a supplemental written agreement signed by both the Employee and the Company following approval by the Compensation and Leadership Development Committee.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the Effective Date.

COMPANY:

PROS, INC.
a Delaware corporation

By:
Name:    Andres Reiner
Title:    Chief Executive Officer
Date:

PROS HOLDINGS:

PROS HOLDINGS, INC.
a Delaware corporation

By:
Name:    Andres Reiner
Title:    Chief Executive Officer
Date:

EMPLOYEE:

Les Rechan

EXHIBIT A

FORM OF GENERAL RELEASE

In consideration for the mutual promises described in that certain Employment Agreement (“Employment Agreement”) executed between PROS, Inc., a Delaware corporation (the “Company”) and _____________ (the “Employee”), the parties enter into the following General Release (“General Release”) and agree as follows:

1.     Payment of Severance Package. Notwithstanding anything herein to the contrary, Company agrees to pay Employee the severance package (the “Severance Package”), as described in the Employment Agreement, in the manner set forth in Sections 4(b) or 4(c) of the Employment Agreement, as applicable, and continue to abide by the other surviving provisions of the Employment Agreement.

2.     Continued Compliance. Employee agrees to continue to abide by the surviving provisions of the Employment Agreement, which is incorporated herein by reference.

3.     General Release.

3.1     Subject to Section 1 above, Employee unconditionally, irrevocably and absolutely releases and discharges Company, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Company, past and present, as well as their respective employees, officers, directors, members, managers, stockholders, partners, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with Company, the termination of Employee’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to alleged violations of the Texas Labor Code (including but not limited to the Texas Civil Rights Act, the Texas Payday Act, and the Texas Minimum Wage Law), the federal Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, and all claims for attorneys’ fees, costs and expenses. Employee expressly waives Employee’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Employee or on Employee’s behalf, related in any way to the matters released herein. However, this general release is not intended to bar any claims that, by statute, may not be waived, such as claims for any challenge to the validity of Employee’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this General Release.

3.2     Employee acknowledges that Employee may discover facts or law different from, or in addition to, the facts or law that Employee knows or believes to be true with respect to the claims released in this General Release and agrees, nonetheless, that this General Release and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

3.3     Employee declares and represents that Employee intends this General Release to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and Employee intends the release herein to be final and complete. Employee executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.

4.     Indemnification. The Company and Employee agree that Employee is not releasing any claims Employee may have for indemnification under state or other law or any indemnification agreement in effect between Employee and Company as of the Separation Date (as defined below) or the charter, articles or by-laws of the Company, or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when Employee was a director, officer or employee of the Company (if any); provided, however, that (i) Employee’s execution of this General Release is not a concession or guaranty that Employee has any such rights to indemnification, (ii) this General Release does not create any additional rights to indemnification and (ii) the Company retains any defenses it may have to such indemnification or coverage.

5.     Representation Concerning Filing of Legal Actions. Employee represents that, as of the date of this General Release, Employee has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against Company or any of the other Released Parties in any court or with any governmental agency.

6.     Nondisparagement. Each party agrees that such party will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of such party or any of the other Released Parties.

7.     Confidentiality and Return of Company Property. Employee understands and agrees that as a condition of receiving the Severance Package in Paragraph 1, all Company property must be returned to Company on or before the last day of Employee’s employment at Company (“Separation Date”). By signing this General Release, Employee represents and warrants that Employee will have returned to Company on or before the Separation Date, all Company property, data and information belonging to Company and agrees that Employee will not use or disclose to others (other than his attorney under an obligation of confidentiality and to the extent necessary to provide legal advice to Employee regarding any termination his employment for Good Reason) any confidential or proprietary information of Company or the Released Parties. In addition, Employee agrees to keep the terms of this General Release confidential between Employee and Company, except that Employee may tell Employee’s immediate family and attorney or accountant, if any, as needed, but in no event should Employee discuss this General Release or its terms with any current or prospective employee of Company.

8.     No Admissions. By entering into this General Release, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this General Release is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

9.     Older Workers’ Benefit Protection Act. This General Release is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. 626(f). Employee is advised to consult with an attorney before executing this General Release.

9.1     Acknowledgments/Time to Consider. Employee acknowledges and agrees that (a) Employee has read and understands the terms of this General Release; (b) Employee has been advised in writing to consult with an attorney before executing this General Release; (c) Employee has obtained and considered such legal counsel as Employee deems necessary; (d) Employee has been given twenty-one (21) days to consider whether or not to enter into this General Release (although Employee may elect not to use the full 21-day period at Employee’s option); and (e) by signing this General Release, Employee acknowledges that Employee does so freely, knowingly, and voluntarily.

9.2     Revocation/Effective Date. This General Release shall not become effective or enforceable until the eighth day after Employee signs this General Release. In other words, Employee may revoke Employee’s acceptance of this General Release within seven (7) days after the date Employee signs it. Employee’s revocation must be in writing and received by PROS, Inc., 3100 Main Street, Suite 900, Houston, Texas 77002, by 5:00 p.m. Central Time on the seventh day in order to be effective. If Employee does not revoke acceptance within the seven (7) day period, Employee’s acceptance of this General Release shall become binding and enforceable on the eighth day (the “Effective Date”).

9.3     Preserved Rights of Employee. This General Release does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act that arise after the execution of this General Release. In addition, this General Release does not prohibit Employee from challenging the validity of this General Release’s waiver and release of claims under the Age Discrimination in Employment Act of 1967.

10.     Severability. In the event any provision of this General Release shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.

11.     Full Defense. This General Release may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee in breach hereof.

12.     Governing Law; Forum. The validity, interpretation and performance of this General Release shall be construed and interpreted according to the laws of the United States of America and the State of Texas without giving effect to conflicts of law principles. Employee agrees that any disputes or litigation that may arise with respect to the General Release shall be brought and prosecuted in Harris County, Texas and waives any and all objections to the location of such litigation, including but not limited to objections based on forum non conveniens. In addition, Employee irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in Harris County, Texas, as applicable, for any matter arising out of or relating to this General Release.

13.     Entire Agreement. This General Release, including the Employment Agreement incorporated herein by reference, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This General Release may be amended or modified only with the written consent of Employee and the Board of Directors of Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS GENERAL RELEASE HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS GENERAL RELEASE ON THE DATES SHOWN BELOW.